                                                                      EXHIBIT 11



                        NOVAMETRIX MEDICAL SYSTEMS INC.

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                                                YEAR ENDED
                                                          ------------------------------------------------------------
                                                          April 28, 1996        April 30, 1995             May 1, 1994
                                                          ------------------------------------------------------------
 PRIMARY EARNINGS PER SHARE:
 Weighted average number of shares of Common
      Stock outstanding                                     6,157,192              5,591,536               4,504,865

 Net effect of dilutive common stock
      equivalents (1):
      Preferred Stock                                         849,206              1,111,110               1,111,110

      All other                                             1,070,319                947,300                 980,136
                                                            ---------              ---------               ---------

                                                            1,919,525              2,058,410               2,091,246
 Total weighted average number of shares of
      Common Stock and dilutive common stock
                                                            ---------              ---------               ---------
      equivalents outstanding                               8,076,717              7,649,946               6,596,111
                                                            =========              =========               =========


 NET INCOME                                                $3,116,795             $1,604,367              $  754,720

 Per common share amounts (2):                             $         .39          $         .21           $         .11
                                                           =============          =============           =============
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(1) Earnings per common share amounts were computed by dividing net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding during the year.  Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's employee stock purchase plan.  The computations of dilutive common stock equivalents are based on the if-converted method for the Preferred
Stock and on the treasury stock method for the other common stock equivalents using the average market price.

(2) Fully diluted earnings per share are not materially different than primary earnings per share.





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